Exhibit (p)(4)

CODE OF ETHICS
Dated: November 2023
As Revised March 2025

Background
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of Personal Securities Transactions and holdings;
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons.

Policies and Procedures
Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Bluestone and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”)1. All questions regarding the Code should be directed to the CCO. Employees must operate to the fullest extent reasonably requested by the CCO to enable (i) Bluestone to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Employees will act with competence, dignity, integrity and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Bluestone’s services and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Bluestone must act in its Clients’ best interests. Neither Bluestone, nor any Employee, should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about Bluestone’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

1 All Employee/Access Persons Certifications are managed and housed in SmartRIA.

Reporting Violations Overview

Improper actions by Bluestone or its Employees could have severe negative consequences for Bluestone, its Clients, Investors and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Bluestone’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO or the CCO directly.

Reporting of Violations; Supervision; Sanctions

Reporting Violations
Employees who know of, or suspect, a violation of the Firm’s Code of Ethics, this Manual, or any rule, law or regulation that the Firm is subject to, should immediately report to the CCO, their supervisor or any senior management member. If an Employee makes a report of a violation or suspicion of a violation to a supervisor or other member of management or other member of the Firm’s management, the person to whom the report was initially made must immediately make the CCO aware of such report so that the CCO can conduct a prompt investigation.

All suspected violations will be investigated fully, with documentation maintained by the CCO of any findings and resolution. Nothing contained in this Compliance Manual or Code of Ethics shall be deemed to prohibit an Employee from exercising their right to make a whistleblower complaint to the SEC.  The Firm will not retaliate against any Employee who reports a suspected violation either internally or to the SEC.

Whistleblower Provision
Under the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"), a whistleblower program has been established that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws, in writing, that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

Definition of a Whistleblower - An individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the securities laws. Under the rule, a company or another entity could not qualify as a whistleblower. An individual is a whistleblower if (i) he/she possesses a reasonable belief that the information provided relates to a possible securities law violation that has occurred, is ongoing, or is about to occur and (ii) he/she reports that information in a manner described below under Reporting.

Reporting - individuals wishing to be considered for an award under the Whistleblower Program will be required to submit online Form-TCR, which is accessible via www.sec.gov.

Anonymous Reporting - If you'd like to be considered for an award under the whistleblower program while remaining anonymous, the Act requires that you submit your information through an attorney.

Anti-Retaliation Protection - The Act expressly prohibits retaliation by employers against individuals who become whistleblowers under SEC rules, even if they do not recover a whistleblower award and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

Internal Compliance Reporting - Although it is not required under the Act, a whistleblower is encouraged to report a potential violation of securities laws to Bluestone’s CCOor Mr. Shevland if such potential violation involves the CCO.

The following are incentives provided under the rule if an employee chooses to report an issue internally: (1) a whistleblower can wait 120 days to report to the SEC after an internal report and still get credit for the tip, (2) the SEC will weigh the extent to which the whistleblower assisted or interfered with the company's internal investigation when it considers the amount of a whistleblower award and (3) the SEC will give whistleblower status to an individual who only reports internally to the company if the company then reports the possible violation to the SEC, crediting the individual with information established by the company's investigation.

If an Employee makes a report of a violation or suspicion of a violation to a supervisor, the person to whom the report was initially made must immediately make the CCO aware of such report so that the CCO can conduct a prompt investigation.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Bluestone will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood and agree to comply with Bluestone’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should use the SmartRIA system to make this acknowledgement.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Bluestone, Employees and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Bluestone, its Employees and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Bluestone’s policies and procedures have been designed to identify and properly disclose, mitigate and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Bluestone and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Bluestone and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety.

Accounts Covered by the Policies and Procedures

Bluestone’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

Personal Transactions that DO NOT Require Pre-Clearance

Employees may personally transact in the following types of Securities (“Pre-Approved Securities”) without seeking pre-clearance:

•	Equities and equity options

•	Mutual funds and money market funds

•	Options on broad market indices and associated futures contracts

•	U.S. Treasuries

•	529 college savings plans

•	Bank certificates of deposit

•	Municipal Bonds

Personal Transactions that DO Require Pre-Clearance

Pre-Approval (Pre-Clearance), Minimum Holding Period And Prohibited Transactions

“Access Persons” may not buy or sell in a Covered Account: (i) securities of any issuer listed on the Restricted List or (ii) any Covered Securities issued by, or related to, a company which is currently held in the portfolio of any Fund.

“Access Persons” must obtain prior approval (“pre-clearance”) from the CCO or his designee for the purchase of any other Covered Securities not specifically prohibited above. Unless specifically noted, such prior approval for a specified securities transaction shall expire 24 hours after such approval is given.  Please utilize the form available on the Compliance system to obtain pre-clearance.  Do not trade until the CCO has approved the trade on the Compliance system. Pre-clearance obtained via email, unless specifically so noted, does not constitute effective pre-clearance. Trades by the CCO that require pre-clearance must be pre-cleared by the CEO.

Note that Access Persons must obtain pre-clearance prior to investing in an initial public offering or a limited (private) offering (such as a hedge fund). (Also see “Employment Conflicts of Interest”, below).

All Employees are prohibited from trading in shares of mutual funds in a manner inconsistent with a mutual fund’s prospectus. All mutual funds and ETF’s must be held for a minimum of ten (10) business days.

Employees must obtain pre-clearance prior to investing in the Adaptive Alpha Opportunities ETF (AGOX).

The Firm recognizes that some Employees may hold positions that are not otherwise permissible under this policy at the time of its implementation or on the start date of their employment. Prior to selling or trading out of such positions, Employees must first request approval from the CCO.

The CCO shall review all transaction and holdings reports submitted by both Access Persons and document this review for violations of the policies set forth above, including maintaining a record of any violations of the policies contained herein.

Reportable Securities

In addition to the prohibitions described above, SEC rules require all Employees to submit periodic reports regarding their personal transactions and holdings. These obligations differ depending on whether an account holds any “Reportable Securities,” which are defined to include all Securities except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies (i.e., mutual funds) registered in the U.S., other than funds advised or underwritten by Bluestone or an affiliate;

•	Interests in 529 college savings plans; and

•
Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Bluestone or an affiliate (this structure is not common).

•	Direct obligations of a United States municipality (e.g., municipal bonds)

Exchange-traded funds, or ETFs are somewhat like open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements described below.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (whether or not they hold Reportable Securities). Reports regarding transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees should use SmartRIA to satisfy their quarterly reporting obligations. If an Employee did not have any transactions or account openings to report, this should be indicated in SmartRIA.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (whether or not any of those Securities are Reportable Securities), as well as specific information about all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before March 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Initial and annual holdings reports should be submitted using SmartRIA.

Exceptions from Reporting Requirements and Investment Limitations

There are limited exceptions from certain reporting requirements and limitations on personal investing. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•
Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis. Accounts managed on a discretionary basis by a third party are not subject to investment restrictions or limitations described in this Code of Ethics.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Bluestone’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will monitor Employees’ investment patterns to ensure that all transactions involve Pre-Approved Securities or are pre-cleared and to detect any other personal trading behavior that could be indicative of a conflict of interest. The CCO will use SmartRIA to track Employee submissions and associated reviews.

Securities Transactions

•
All Covered Persons must provide advance notice by e‐mail to CCO of his intention to purchase or sell any security other than Pre-Approved Securities , including ETF shares (but exclusive of shares of open‐end mutual funds and US Government securities). If there is a conflict, Mr. Shevland, in consultation with the CCO, will inform the Covered Person, and the purchase or sale shall not be effected unless explicitly approved by the Chief Investment Officer and CCO.

•
Generally, equity new issues may not be purchased by any trader or portfolio management personnel, due to FINRA rules. Where it may be appropriate for an employee of the firm to invest in a new issue, pre‐clearance is required.

•	All Private Securities investments must be approved by the CCO prior to investment.

•	All initial public offering securities must be approved by the CCO prior to investment.

•
Unless specifically approved by the Chief Investment Officer or his designee, no Covered Person can invest in or trade the same class of a security of the same issuer held in any client portfolio (e.g., Berkshire Hathaway equity), including fixed income securities (this is not applicable to US government securities).

Disclosure of the Code of Ethics

Bluestone will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients and Investors   with a copy of the Code of Ethics. All Client requests for Bluestone’s Code of Ethics should be directed to the CCO.